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                       [LETTERHEAD OF KIRKLAND & ELLIS]

                                         August 7, 1996

Wireless One, Inc.
11301 Industriplex Boulevard
Suite 4
Baton Rouge, Louisiana 70809-4115

Gentlemen:

          We have acted as counsel to Wireless One, Inc., a Delaware corporation ("Wireless One") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-1 (Registration No. 333-5109) and the amendments thereto (the "Registration Statement") relating to the issuance and sale of units (collectively, the "Units") consisting of (a) senior discount notes due 2006 (the "Notes") and (b) warrants (the "Warrants") to purchase of shares of the Company's common stock, par value $0.01 per share. The Notes are to be issued under that certain indenture to be entered into by and between Wireless One and the United States Trust Company of New York, as trustee, and the Warrants are to be issued under that certain warrant agreement between the Company and the United States Trust Company of New York, as warrant agent.

          As such counsel, we have reviewed or participated in the preparation of the Registration Statement and other agreements and documents relating to the transactions therein contemplated, and we have examined and relied upon originals (or copies certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments as we have deemed necessary or advisable for the purposes of this opinion. Furthermore, in preparing this opinion we have relied on the certificate provided to us by Wireless One, and attached hereto as Exhibit A, with respect to certain factual matters.

          The opinion set forth herein is based on and limited to the federal laws of the United States. This opinion is based on the laws, regulations, rulings and decisions now in effect, all of which are subject to change or different interpretation, perhaps with retroactive effect.

          Our opinion with respect to the principal U.S. federal income tax consequences of the purchases, ownership and disposition of the Notes and Warrants is set forth in the prospectus constituting part of the Registration Statement (the "Prospectus") under the heading "United States Federal Income Tax Matters."
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Wireless One, Inc.
August 6, 1996
Page 2

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and the use of our name in the Prospectus in the first sentence under the caption "United States Federal Income Tax Matters." In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the regulations promulgated by the Commission thereunder.

                                 Very truly yours,

                                 KIRKLAND AND ELLIS


                                 By: /s/ Kirkland & Ellis
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                                   EXHIBIT A

                               WIRELESS ONE, INC.
                               ------------------

          The undersigned acknowledges that Kirkland & Ellis has acted as counsel to Wireless One, Inc., a Delaware corporation ("Wireless One"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-1 (Registration No. 333-5109) and amendments thereto relating to the issuance and sale of units (collectively, the "Units") consisting of (a) senior discount notes due 2006 (the "Notes") and (b) warrants (the "Warrants") to purchase an equal number of shares of the Company's common stock, par value $0.01 per share. The Notes are to be issued under that certain indenture to be entered into by and between Wireless One and the United States Trust Company of New York, as trustee, and the Warrants are to be issued under that certain warrant agreement between the Company and the United States Trust Company of New York, as warrant agent.

          The undersigned, as an officer of and on behalf of Wireless One, hereby certifies to Kirkland & Ellis, as of the date hereof, that:

          1. Based on all facts and circumstances as of the issue date, it is significantly more likely that payments will be made according to the Notes' stated payment schedule than that the Notes will be redeemed before their scheduled maturity.

          2. The interest that accrues and is payable semi-annually on the Notes beginning on February 1, 2002 will be computed at a rate that is approximately equal to, but does not exceed, the overall yield on the Notes (determined by assuming that the Notes remain outstanding until their final maturity date).

          3. The redemption price of the Notes on each optional redemption date will be equal to or greater than the sum of (i) the adjusted issue price (as defined in Section 1272(a)(4) of the Internal Revenue Code of 1986, as amended (the "Code")) of the Notes at the start of the accrual period in which such optional redemption date occurs plus (ii) the original issue discount (as defined in Section 1273 of the Code) that has accrued on the Notes from the beginning of such accrual period through such optional redemption date.

          4. During the term of the Notes, the Company will not pay or incur interest in any taxable year in excess of $5,000,000 that is attributable to an obligation evidenced by a bond, debenture, note, certificate or other evidence of indebtedness ("Debt") issued to provide direct or indirect consideration for the acquisition (an "Acquisition") of (A) stock in another corporation (an "acquired corporation") or (B) assets of another corporation (an "acquired corporation") pursuant to a plan under which at least two-thirds (in value) of
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               all the assets (excluding money) used in trades and business carried on by such corporation are acquired. For this purpose, Debt issued to provide consideration for an Acquisition includes (without limitation):

                   (i) Debt issued directly in exchange for the acquired corporation's stock or assets;

                  (ii) Debt issued to raise the money necessary to purchase the acquired corporation's stock or assets, including, without limitation, where the Company, when it issued the Debt, anticipated the Acquisition and the Debt would not have been issued if the Company had not so anticipated such Acquisition; and

                 (iii) Debt issued to replace the Company working capital spent to acquire the acquired corporation where the Company, when it used working capital to purchase the acquired corporation, foresaw or reasonably should have foreseen that it would be required to issue the Debt, which it would not otherwise have been required to issue if the Acquisition had not occurred, in order to meet its future economic needs.

          IN WITNESS WHEREOF, the undersigned has executed this certificate as of August 6, 1996.

                                 WIRELESS ONE, INC.

                                 By: /s/ Michael C. Ellis
                                    ---------------------------------------
                                 Name:  Michael C. Ellis
                                 Title: Vice President